Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement of Discover Bank and Discover Card Master Trust I (Registration Numbers 333-141703, 333-141703-01, 333-141703-02, 333-167413, 333-167413-01, and 333-167413-02) on Form S-3 of our Reports of Independent Registered Public Accounting Firm dated February 14, 2011 relating to Management’s Assertions on Compliance with Regulation AB Criteria, appearing in the Annual Report on Form 10-K of Discover Card Master Trust I for the year ended November 30, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 17, 2011